Grant Park Fund Weekly Commentary

For the Week Ended November 11, 2011

Current Month Rolling Performance* Rolling Risk Metrics* (Dec 2006 - Nov 2011)

Class	Week ROR	MTD ROR	YTD ROR	1 yr Ann ROR	3 yr Ann ROR	5 yr Ann ROR	10 yr Ann ROR	Annualized ROR	Annualized Standard Deviation	Maximum Drawdown	Sharpe Ratio	Sortino Ratio
A	0.4%	0.9%	-11.6%	-7.6%	-5.4%	2.3%	4.5%	2.3%	12.6%	-17.0%	0.2	0.3
B**	0.4%	0.9%	-12.1%	-8.1%	-6.0%	1.6%	N/A	1.6%	12.5%	-18.5%	0.2	0.2
Legacy 1***	0.4%	1.0%	-9.9%	-5.7%	N/A	N/A	N/A	-2.9%	11.3%	-13.9%	-0.2	-0.3
Legacy 2***	0.4%	1.0%	-10.3%	-6.2%	N/A	N/A	N/A	-3.3%	11.3%	-14.1%	-0.2	-0.4
Global 1***	0.3%	1.0%	-10.0%	-6.8%	N/A	N/A	N/A	-4.4%	10.6%	-13.8%	-0.4	-0.5
Global 2***	0.3%	1.0%	-10.2%	-7.0%	N/A	N/A	N/A	-4.8%	10.5%	-14.5%	-0.4	-0.6
Global 3***	0.3%	0.9%	-11.7%	-8.7%	N/A	N/A	N/A	-6.5%	10.5%	-18.3%	-0.6	-0.8

S&P 500 Total Return Index****	0.9%	1.0%	2.3%	9.1%	14.6%	0.1%	3.0%	0.1%	18.9%	-50.9%	0.1	0.0
Barclays Capital U.S. Long Gov Index****	0.0%	1.6%	24.1%	19.5%	9.2%	9.4%	8.3%	9.4%	12.6%	-12.3%	0.8	1.4

* Performance metrics are calculated using month-to-date performance estimates. All performance data is subject to verification.

** Units began trading in August 2003.

*** Units began trading in April 2009.

**** Index is unmanaged & is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Portfolio Positions by Sectors and Markets (Two largest positions within each sector)

	Portfolio for A, B and Legacy units					Portfolio for Global units
Sector	Sector		Market			Sector		Market
	Exposure	Position	Contract	Exposure	Position	Exposure	Position	Contract	Exposure	Position
COMMODITIES	40%					37%
Energy	16%	Short	Natural Gas	4.1%	Short	15%	Long	Natural Gas	3.9%	Short
			Gas Oil	3.3%	Long			Gas Oil	3.0%	Long
Grains/Foods	10%	Short	Wheat	1.9%	Short	9%	Short	Wheat	1.7%	Short
			Soybean Meal	1.4%	Short			Soybean Meal	1.1%	Short
Metals	14%	Short	Aluminum	3.8%	Short	13%	Short	Aluminum	3.5%	Short
			Copper	3.0%	Short			Copper	3.1%	Short
FINANCIALS	60%					63%
Currencies	23%	Short $	Japanese Yen	2.8%	Long	22%	Short $	Australian Dollar	2.9%	Long
			British Pound	2.6%	Short			Japanese Yen	2.8%	Long
Equities	15%	Long	S&P 500	4.4%	Long	18%	Long	S&P 500	5.5%	Long
			Nasdaq	2.1%	Long			Nasdaq	2.5%	Long
Fixed Income	22%	Long	Bunds	4.0%	Long	23%	Long	Bunds	4.2%	Long
			U.S. 2-Year Treasury Notes	3.4%	Long			U.S. 2-Year Treasury Notes	3.7%	Long

Market Commentary (Largest price movements within each sector)

Sector/Market
Energy

Crude oil markets rallied in excess of 5% as U.S. Energy Information Administration data showed declines in U.S. inventories. News reporting Russian crude oil exports may decline also added to gains in the crude oil markets. Natural gas markets fell as large supplies and mild weather in the U.S. put pressure on prices.

Grains/Foods

Data showing elevated wheat imports from Brazil into the U.S. weighed on grains prices. Weak international grain demand also drove grains prices lower. Sugar prices moved lower due to news India is considering increasing sugar exports, which would add to already elevated global supplies.

Metals

Investor concerns surrounding the ability of European officials to aid the Eurozone debt markets fostered demand for the precious metals markets, driving prices higher. Base metals markets predominantly declined due to liquidations from investors attempting to reduce risk in their portfolios.

Currencies

Investors drove the Japanese yen steadily higher against counterparts because of forecasts for an improved economic growth report due out later this month. Further intervention by the Swiss National Bank led to a sharp decline in the Swiss franc. The euro was unable to overcome mid-week setbacks stemming from uncertainty regarding the fate of the Italian debt markets following the resignation of the Italian Prime Minister, Silvio Berlusconi.

Equities

Global equity markets finished higher due to early-week gains resulting from the passing of a new Italian Government spending proposal. The passing of the Italian budget plan was bullish for the stock markets as investors viewed it as a sign Eurozone officials were making progress in improving the European debt situation. Optimistic corporate earnings forecasts also led to gains in the equity markets.

Fixed Income

U.S. Fixed-income markets moved lower as reports showed weaker-than-expected demand during last week's Treasury Bond auction. An improvement in U.S. jobless figures also weighed on debt markets as increased risk appetites prompted liquidations. In Europe, Bund markets experienced a late-week selloff because of renewed optimism surrounding the European sovereign debt markets.

Performance Chart

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index: Long Subset): A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices. The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

Compounded Annualized Rate of Return (ROR): This is the geometric 12-month mean that assumes the same rate of return for each 12-month period to arrive at the equivalent compound growth rate reflected in the actual return data.

Standard and Poor's 500 Total Return Index (S&P 500 Index): A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor's based on industry representation, liquidity, and stability. The stocks in the S&P 500 Index are not the 500 largest companies; rather the index is designed to capture the returns of many different sectors of the U.S. economy. The total return calculation includes the price-plus-gross cash dividend return.

Risk Metrics Chart

Drawdown: A drawdown is any losing period during an investment's performance history. It is defined as the percent retrenchment from an equity peak to an equity valley. Maximum drawdown is simply the largest percentage drawdown that has occurred during the specified time frame. Grant Park's drawdowns are computed based on month-end equity values.

Sharpe Ratio: A return/risk measure defined as the average incremental return of an investment over the risk free rate.

Sortino Ratio: A ratio developed to differentiate between good and bad volatility. The calculation provides a risk-adjusted measure of performance without penalizing for upward price changes.

Standard Deviation: Measures the dispersal or uncertainty in a random variable (in this case, investment returns). It measures the degree of variation of returns around the mean, or average, return. The higher the volatility of the investment returns, the higher the standard deviation will be. For this reason, standard deviation is often used as a measure of investment risk.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK, INCLUDING LIQUIDITY RISKS, NO SECONDARY MARKET EXISTS, RESTRICTIONS ON REDEMPTIONS, AND THE RISK OF FOREIGN SECURITIES. THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE. OFFERING BY PROSPECTUS ONLY. INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL'S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.